EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Riverview Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8, filed on March 27, 2020, of Riverview Financial Corporation of our reports dated March 14, 2019, with respect to the consolidated financial statements of Riverview Financial Corporation and the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2018, which reports appear in Riverview Financial Corporation’s 2019 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP
Gaithersburg, Maryland
March 27, 2020